Exhibit 99.2

FOR IMMEDIATE RELEASE

ALPHATEC SPINE ANNOUNCES EXECUTIVE LEADERSHIP CHANGES

James M. Corbett Named President, CEO and Board Member of Alphatec Effective May 1, 2014

Leslie H. Cross to Retire as Alphatec CEO; Will Continue as Chairman of the Board

CARLSBAD, CA, April 30, 2014 – Alphatec Holdings, Inc. (Nasdaq: ATEC), the parent company of Alphatec Spine, Inc., a medical device company that provides physician-inspired solutions for patients with spinal disorders, announced that its board of directors has appointed James M. Corbett President and Chief Executive Officer, effective May 1, 2014. Mr. Corbett, who has also been appointed to the board of directors, succeeds Leslie H. Cross, who has decided to retire and is resigning his position as Chief Executive Officer effective May 1, 2014. Mr. Cross will continue to serve as Chairman of the board of directors. The company also announced the elimination of the position of Senior Vice President, U.S. Commercial Operations, which had been held by Thomas McLeer, and that Luke Faulstick will step down as a director.

“I am deeply honored to have had the opportunity to lead Alphatec on our transformational journey over the past couple of years,” said Mr. Cross. “I am proud of all that we have accomplished in establishing a strong foundation for future sustainable growth and for successfully executing the plans we set forth. With this foundation and the momentum we have established, I believe that now is the right time for me to step back from day-to-day management and transfer the helm. Jim Corbett’s medical device experience, strong history as a leader, and his demonstrated ability to drive growth make him ideally suited to lead Alphatec in this next stage of its history and help the organization reach new levels of success. I look forward to a smooth transition and to working to support Jim and the future success of Alphatec.”

“I am delighted to join Alphatec at this exciting inflection point and look forward to furthering its purpose of delivering physician-inspired solutions to help patients with spinal disorders around the world,” said Mr. Corbett. “Les’ continuing role as Chairman along with the strong leadership team he established and the great group of employees and partners across the globe provide a powerful platform for Alphatec’s future. I am proud to join this talented team and am committed to further advancing Alphatec’s vision and strategy, as well as delivering attractive returns to our shareholders.”

“The transformation of Alphatec over the past few years has been remarkable and critical for the company’s future growth,” said Tim Berkowitz, Chairman of the Executive Committee of Alphatec’s board of directors. “In just a few years, Les built a strong leadership team and an organizational culture that has resulted in overall revenue improvements, increased depth and breadth of Alphatec’s global product portfolio and significant operational savings through the adoption and implementation of lean excellence and lean enterprise initiatives. We thank Les for his tireless work. We are grateful that Les will be staying on as Chairman and look forward to his continued contributions.”

Mr. Corbett, 56, is a seasoned leader with a proven ability to drive growth across a diverse range of products and geographies in the medical device sector. He has served as a senior executive in global organizations including Baxter and Boston Scientific Corporation, as well as in chief executive officer roles at eV3, MicroTherapeutics, Inc. and Home Diagnostics, Inc. Most recently he served as President

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and CEO of Vertos Medical, Inc., a privately held medical device company. Under his leadership Vertos developed and launched mild®, an innovative procedure for the treatment of lumbar spinal stenosis. Prior to Vertos, Mr. Corbett served as CEO of eV3, Inc. (Nasdaq: EVVV) where he oversaw a 90 percent growth in revenue over four years.

Mr. Faulstick has resigned from his position as a member of the Alphatec board of directors, effective May 1, 2014 due to his growing commitments associated with Power Partners, Inc., where he is currently CEO and co-owner. However, moving forward, he will continue to serve as an important advisor to Alphatec.

The Company’s board of directors has appointed Mr. Corbett to the vacancy created by Mr. Faulstick’s resignation.

The Company has decided to eliminate the position of Senior Vice President, U.S. Commercial Operations, which had been held by Thomas McLeer, effective May 1, 2014. In an effort to focus on growing U.S. revenue, the Company will optimize its organizational structure by having the sales and marketing functions report directly to the President and CEO.

Mr. Cross commented, “Luke has been an important member of the Alphatec Board for the last couple years and played a key role in establishing our operational excellence and lean enterprise initiatives. We look forward to Luke’s continuing contributions as an advisor. During the same time period, Tom has made important contributions in implementing new initiatives and streamlining our U.S. sales and marketing teams. We wish him all the best.”

Further information regarding the Company’s leadership changes discussed herein is set forth in a Current Reports on Form 8-K that was filed with the U.S. Securities and Exchange Commission (SEC) on April 30, 2014 and is available on both the SEC’s website at www.sec.gov and the Company’s website at www.alphatecspine.com.

About Alphatec Spine

Alphatec Spine, Inc., a wholly owned subsidiary of Alphatec Holdings, Inc., is a medical device company that designs, develops, manufactures and markets physician-inspired products and solutions for the treatment of spinal disorders associated with trauma, congenital deformities, disease and degeneration. The Company’s mission is to combine innovative surgical solutions with world-class customer service to improve outcomes and patient quality of life. The Company and its affiliates market products in the U.S. and in over 50 countries internationally via a direct sales force and independent distributors.

Additional information can be found at www.alphatecspine.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward looking statements include references to Alphatec Spine’s future growth and revenue projections, including the Company’s ability to grow U.S. revenue, and the Company’s ability to deliver attractive shareholder returns. Please refer to the risks detailed

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from time to time in Alphatec Spine’s SEC reports, including its Annual Report Form 10-K for the year ended December 31, 2013, filed on March 20, 2014 with the Securities and Exchange Commission, as well as other filings on Form 10-Q and periodic filings on Form 8-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

CONTACT: Investor/Media Contact:

Christine Zedelmayer

Investor Relations

Alphatec Spine, Inc.

(760) 494-6610

czedelmayer@alphatecspine.com

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